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                                                                  Exhibit (a)(3)

                          EATON VANCE INVESTMENT TRUST


          Corrected Establishment and Designation of Classes of Shares of Beneficial Interest, Without Par Value

     WHEREAS, the Trustees of Eaton Vance Investment Trust on March 18, 1996 executed an Establishment and Designation of Classes of Shares of Beneficial Interest, Without Par Value, which document was filed with the Secretary of the Commonwealth of Massachusetts and the office of the City Clerk of Boston, Massachusetts on March 28, 1996, and which document contained a clerical error which the Trustees now desire to correct;

     NOW, THEREFORE, the Trustees hereby restate said document as filed to read as follows:

     "WHEREAS, the Trustees of Eaton Vance Investment Trust, a Massachusetts business trust (the "Trust"), have previously designated separate series (or "Funds"); and

     WHEREAS, the Trustees now desire to designate Classes of certain Funds pursuant to Section 5.1 of Article V of the Trust's Amended and Restated Declaration of Trust dated January 11, 1993 (the "Declaration of Trust");

     NOW, THEREFORE, the undersigned, being at least a majority of the duly elected and qualified Trustees presently in office of the Trust, hereby establish two Classes of shares of each Fund listed under 1. below, each Class to have the following special and relative rights:

     1. The Classes shall be designated as "Class I" and "Class II". Each existing share of beneficial interest of EV Marathon Arizona Limited Maturity Municipals Fund, EV Marathon California Limited Maturity Municipals Fund, EV Marathon Connecticut Limited Maturity Municipals Fund, EV Marathon Florida Limited Maturity Municipals Fund, EV Marathon Massachusetts Limited Maturity Municipals Fund, EV Marathon Michigan Limited Maturity Municipals Fund, EV Marathon National Limited Maturity Municipals Fund, EV Marathon New Jersey Limited Maturity Municipals Fund, EV Marathon New York Limited Maturity
Municipals Fund, EV Marathon Ohio Limited Maturity Municipals Fund and EV Marathon Pennsylvania Limited Maturity Municipals Fund shall be designated as a Class I share of the Fund.

     2. In addition to the provisions of Section 5.5 of Article V of the Declaration of Trust, each Class shall be subject to the terms and conditions set forth in the Multiple Class Plan adopted by the Board of Trustees of the Trust, as amended from time to time."

Dated:  June 26, 1996


/s/ Donald R. Dwight                                 /s/ Norton H. Reamer
--------------------                                 --------------------
Donald R. Dwight                                     Norton H. Reamer


/s/ James B. Hawkes                                  /s/ John L. Thorndike
-------------------                                  ---------------------
James B. Hawkes                                      John L. Thorndike


/s/ Samuel L. Hayes, III                             /s/ Jack L. Treynor
------------------------                             -------------------
Samuel L. Hayes, III                                 Jack L. Treynor